Exhibit 99.2

WHF STRS OHIO SENIOR LOAN FUND LLC

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years ended

December 31, 2022, 2021 and 2020

(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR'S REPORT

Members and Board of Managers

WHF STRS Ohio Senior Loan Fund LLC

Opinion

We have audited the consolidated financial statements of WHF STRS Ohio Senior Loan Fund LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedules of investments, as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The accompanying consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2020 were not audited, reviewed or compiled by us and, accordingly, we do not express an opinion or any form of assurance on them.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

March 3, 2023

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Assets, Liabilities and Members’ Equity

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Investments, at fair value (amortized cost of $287,940 and $260,472, respectively)	$284,259	$259,510
Cash and cash equivalents	1,310	3,991
Restricted cash and cash equivalents	17,650	9,013
Interest receivable	1,404	735
Unrealized appreciation on foreign currency forward contracts	—	19
Other assets	673	255
Total assets	$305,296	$273,523

Liabilities and Members' Equity
Credit facility (net of unamortized debt issuance costs of $1,643 and $1,779, respectively)	$150,634	$145,003
Notes payable to members	120,000	100,000
Interest payable on credit facility	796	282
Interest payable on notes to members	3,069	1,575
Advances received from unfunded credit facilities	184	310
Unrealized depreciation on foreign currency forward contracts	75	—
Accounts payable and other liabilities	299	341
Total liabilities	275,057	247,511

Commitments and contingencies (See Note 8)

Members’ equity	30,239	26,012
Total liabilities and members’ equity	$305,296	$273,523

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2022

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
North America
Debt Investments
Advertising
I&I Sales Group, LLC (d/b/a Avision Sales Group)	First Lien Secured Term Loan	1.00%	LIBOR	5.75%	10.48%	02/18/22	12/15/26	9,193	$9,047	$9,007	29.79%
I&I Sales Group, LLC (d/b/a Avision Sales Group)(6)	First Lien Secured Delayed Draw Loan	1.00%	LIBOR	5.75%	10.43%	03/11/22	12/15/26	2,756	2,713	2,699	8.93
I&I Sales Group, LLC (d/b/a Avision Sales Group)	First Lien Secured Revolving Loan	1.00%	LIBOR	5.75%	10.43%	02/18/22	12/15/26	—	—	(3)	—
									11,760	11,703	38.70
Air Freight & Logistics
ITS Buyer Inc.	First Lien Secured Term Loan	1.00%	LIBOR	6.00%	10.73%	02/17/22	06/15/26	3,577	3,523	3,542	11.71
ITS Buyer Inc.	First Lien Secured Revolving Loan	1.00%	LIBOR	6.00%	10.73%	02/17/22	06/15/26	—	—	3	0.01
									3,523	3,545	11.72
Application Software
MEP-TS Midco, LLC (d/b/a Tax Slayer)	First Lien Secured Term Loan	1.00%	LIBOR	6.00%	10.38%	01/21/21	12/31/26	13,353	13,162	13,353	44.16
MEP-TS Midco, LLC (d/b/a Tax Slayer)	First Lien Secured Revolving Loan	1.00%	LIBOR	6.00%	10.38%	01/21/21	12/31/26	—	—	22	0.07
									13,162	13,375	44.23
Building Products
Drew Foam Companies Inc	First Lien Secured Term Loan	1.00%	SOFR	6.75%	11.48%	11/09/20	11/05/25	14,270	14,105	14,132	46.73
									14,105	14,132	46.73
Construction & Engineering
Road Safety Services, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.50%	10.92%	12/31/19	03/18/25	8,603	8,522	8,432	27.88
									8,522	8,432	27.88
Data Processing & Outsourced Services
Geo Logic Systems Ltd.(7)	First Lien Secured Term Loan	1.00%	CDOR	6.50%	11.38%	01/22/20	12/19/24	20,088	15,413	14,545	48.10
Geo Logic Systems Ltd.(7)	First Lien Secured Revolving Loan	1.00%	CDOR	6.50%	11.38%	01/22/20	12/19/24	—	—	(9)	(0.03)
									15,413	14,536	48.07
Diversified Support Services
Quest Events, LLC	First Lien Secured Term Loan	1.00%	LIBOR	6.00%	10.73%	07/19/19	12/28/24	11,805	11,728	11,298	37.36
Quest Events, LLC	First Lien Secured Revolving Loan	1.00%	LIBOR	6.00%	10.73%	07/19/19	12/28/24	468	464	431	1.43
									12,192	11,729	38.79
Electronic Equipment & Instruments
LMG Holdings, Inc.	First Lien Secured Term Loan	1.00%	LIBOR	6.50%	11.23%	06/28/21	04/30/26	13,466	13,284	13,193	43.63
LMG Holdings, Inc.	First Lien Secured Revolving Loan	1.00%	LIBOR	6.50%	11.23%	06/28/21	04/30/26	—	—	(6)	(0.02)
									13,284	13,187	43.61
Environmental & Facilities Services
Juniper Landscaping Holdings LLC	First Lien Secured Term Loan	1.00%	LIBOR	6.00%	11.15%	03/01/22	12/29/26	11,306	11,147	11,079	36.64
Juniper Landscaping Holdings LLC(6)	First Lien Secured Delayed Draw Loan	1.00%	LIBOR	6.00%	11.14%	03/01/22	12/29/26	1,909	1,882	1,868	6.18
Juniper Landscaping Holdings LLC	First Lien Secured Revolving Loan	1.00%	LIBOR	6.00%	10.54%	03/01/22	12/29/26	298	294	287	0.95
WH Lessor Corp. (d/b/a Waste Harmonics, LLC)	First Lien Secured Term Loan	1.00%	LIBOR	5.59%	9.97%	01/22/20	12/26/24	7,470	7,402	7,470	24.70
WH Lessor Corp. (d/b/a Waste Harmonics, LLC)	First Lien Secured Revolving Loan	1.00%	LIBOR	5.59%	9.97%	01/22/20	12/26/24	—	—	4	0.01
									20,725	20,708	68.48

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2022

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Household Appliances
Smalto Inc. (d/b/a PEMCO International)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.25%	9.00%	05/04/22	04/28/28	6,642	$6,865	$6,899	22.81%
Smalto Inc. (d/b/a PEMCO International)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	11.04%	05/04/22	04/28/28	1,012	994	986	3.26
									7,859	7,885	26.08
Industrial Machinery
BLP Buyer, Inc. (d/b/a Bishop Lifting Products, Inc.)	First Lien Secured Term Loan	1.25%	SOFR	6.25%	10.49%	02/18/22	02/01/27	8,188	8,054	7,939	26.25
BLP Buyer, Inc. (d/b/a Bishop Lifting Products, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.25%	10.67%	02/18/22	02/01/27	274	270	259	0.86
Pennsylvania Machine Works, LLC (d/b/a Penn Western)	First Lien Secured Term Loan	1.00%	SOFR	6.25%	11.09%	03/25/22	03/08/27	6,907	6,821	6,801	22.49
									15,145	14,999	49.60
Internet & Direct Marketing Retail
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Term Loan	1.00%	LIBOR	6.50%	11.23%	07/19/19	07/01/25	19,105	18,920	19,105	63.18
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Revolving Loan	1.00%	LIBOR	6.50%	11.23%	07/19/19	07/01/25	—	—	8	0.03
									18,920	19,113	63.21
Investment Banking & Brokerage
TOUR Intermediate Holdings, LLC	First Lien Secured Term Loan	1.00%	LIBOR	6.50%	10.88%	05/19/20	05/15/25	3,077	3,049	3,077	10.18
TOUR Intermediate Holdings, LLC	First Lien Secured Delayed Draw Loan	1.00%	LIBOR	6.50%	10.88%	05/19/20	05/15/25	2,468	2,458	2,468	8.16
									5,507	5,545	18.34
IT Consulting & Other Services
Cennox Holdings Limited (d/b/a Cennox)(8)	First lien Secured Term Loan	1.00%	LIBOR	6.00%	10.02%	07/16/21	05/04/26	2,837	3,863	3,343	11.06
Cennox Holdings Limited (d/b/a Cennox)(9)	First lien Secured Term Loan	1.00%	LIBOR	6.25%	10.99%	06/28/22	05/04/26	9,458	9,834	9,926	32.83
Cennox Holdings Limited (d/b/a Cennox)(8)	First lien Secured Revolving Loan	1.00%	LIBOR	6.00%	10.99%	07/16/21	05/04/26	—	—	(161)	(0.53)
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Term Loan	1.00%	LIBOR	6.25%	10.98%	01/27/21	12/31/26	11,150	11,000	10,929	36.14
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Delayed Draw Loan	1.00%	LIBOR	6.25%	10.65%	01/27/21	12/31/26	3,007	2,963	2,947	9.75
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)(6)	First Lien Secured Revolving Loan	1.00%	LIBOR	6.25%	10.60%	01/27/21	12/31/26	533	526	517	1.71
Turnberry Solutions, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.00%	9.19%	08/10/21	09/02/26	6,087	5,998	5,964	19.72
Turnberry Solutions, Inc.	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	9.19%	08/10/21	09/02/26	—	—	(4)	(0.01)
									34,184	33,461	110.66
Packaged Foods & Meats
Poultry Holdings LLC (HPP)	First Lien Secured Term Loan	1.00%	SOFR	7.25%	11.67% (10.17% Cash + 1.50% PIK)	10/21/19	06/28/25	7,162	7,101	7,011	23.19
Stella & Chewy's LLC	First Lien Secured Term Loan	1.00%	SOFR	8.75%	13.40% (11.40% Cash + 2.00% PIK)	12/29/20	12/16/25	3,893	3,849	3,738	12.36
Stella & Chewy's LLC	First Lien Secured Delayed Draw Loan	1.00%	SOFR	8.75%	13.17% (11.17% Cash + 2.00% PIK)	03/26/21	12/16/25	1,375	1,362	1,320	4.37
									12,312	12,069	39.91
Paper Packaging
Max Solutions, Inc.	First Lien Secured Term Loan	1.00%	SOFR	6.50%	11.23%	10/07/22	09/29/28	8,244	8,085	8,085	26.74
Max Solutions, Inc.(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	11.23%	10/07/22	09/29/28	—	—	(26)	(0.09)
Max Solutions, Inc.(10)	First Lien Secured Revolving Loan	1.00%	CDOR	6.50%	11.23%	10/07/22	09/29/28	—	—	—	—
Max Solutions, Inc.(6)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	11.23%	10/07/22	09/29/28	—	—	—	—
									8,085	8,059	26.65

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2022

(in thousands)

Issuer	Investment Type(1)	Floor	Reference Rate(2)	Spread Above Index	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Members' Equity
Personal Products
Sunless, Inc.	First Lien Secured Term Loan	1.00%	LIBOR	6.50%	11.23%	10/21/19	08/13/25	3,679	$3,631	$3,679	12.18%
Sunless, Inc.(6)	First Lien Secured Revolving Loan	1.00%	LIBOR	6.50%	11.24%	10/21/19	08/13/25	266	264	270	0.89
									3,895	3,949	13.06
Pharmaceuticals
Meta Buyer LLC (d/b/a Metagenics, Inc.)(9)	First Lien Secured Term Loan	1.00%	EurIBOR	6.00%	8.17%	12/16/21	11/01/27	12,287	13,643	12,876	42.57
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Term Loan	1.00%	SOFR	6.00%	10.62%	12/16/21	11/01/27	981	966	963	3.18
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.00%	10.81%	10/01/22	11/01/27	892	878	876	2.90
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Revolving Loan	1.00%	SOFR	6.00%	10.81%	12/16/21	11/01/27	—	—	(3)	(0.01)
									15,487	14,712	48.65
Real Estate Operating Companies
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Term Loan	1.00%	LIBOR	6.25%	10.48%	12/28/21	10/19/26	9,653	9,505	9,412	31.13
HRG Management, LLC (d/b/a HomeRiver Group, LLC)(6)(11)	First Lien Secured Delayed Draw Loan	1.00%	Base Rate	6.10%	10.92%	02/18/22	10/19/26	1,768	1,741	1,720	5.69
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Revolving Loan	1.00%	LIBOR	6.25%	10.48%	02/18/22	10/19/26	—	—	(11)	(0.04)
									11,246	11,121	36.78
Real Estate Services
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	10.92%	03/01/22	01/21/27	8,924	8,778	8,301	27.45
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	First Lien Secured Revolving Loan	1.00%	SOFR	6.50%	10.92%	03/01/22	01/21/27	290	285	247	0.82
									9,063	8,548	28.27
Research & Consulting Services
E-Phoenix Acquisition Co. Inc. (d/b/a Integreon, Inc.)	First Lien Secured Term Loan	1.00%	LIBOR	5.50%	10.23%	07/15/21	06/23/27	8,865	8,782	8,686	28.72
									8,782	8,686	28.72
Technology Hardware, Storage & Peripherals
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Term Loan	1.00%	SOFR	6.50%	10.92%	08/10/21	07/30/27	15,105	14,874	14,882	49.21
Source Code Holdings, LLC (d/b/a Source Code Corporation)(6)	First Lien Secured Delayed Draw Loan	1.00%	SOFR	6.50%	10.92%	08/10/21	07/30/27	—	—	2	0.01
									14,874	14,884	49.22
Trading Companies & Distributors
LINC Systems, LLC	First Lien Secured Term Loan	1.00%	LIBOR	6.25%	10.42%	06/22/21	02/24/26	10,033	9,895	9,882	32.68
LINC Systems, LLC	First Lien Secured Revolving Loan	1.00%	LIBOR	6.25%	10.42%	06/22/21	02/24/26	—	—	(1)	(0.00)
									9,895	9,881	32.68

Total Investments									$287,940	$284,259	940.04%

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2022

(in thousands)

Forward Currency Contracts

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	256	CAD	$189 USD	1/27/2023	$—	$—
Morgan Stanley		€1,111	EUR	$1,128 USD	1/27/2023	—	(64)
Morgan Stanley		£229	GBP	$266 USD	1/27/2023	—	(10)
Total						$—	$(74)

(1)	Except as noted, all investments provide collateral for the Company’s Credit Facility.
(2)	The investments bear interest at a rate that may be determined by reference to the London Interbank Offered Rate (“LIBOR”), the Secured Overnight Financing Rate (“SOFR”), the Canadian Dollar Offered Rate (“CDOR”), the U.S. Prime Rate (“Prime”), or the Euro Interbank Offered Rate (“EurIBOR”), which periodically resets monthly, quarterly or semiannually.
(3)	The interest rate is the “all-in-rate” including the current index and spread, the fixed rate, and the payment-in-kind (“PIK”) interest rate, as the case may be.
(4)	Except as otherwise noted, all of the Company’s portfolio company investments, which as of the date of the portfolio represented 940% of members’ equity or 93% of total assets, are subject to legal restrictions on sales.
(5)	The fair value of each investment was determined using significant unobservable inputs.
(6)	The investment or a portion of the investment does not provide collateral for the Company’s Credit Facility.
(7)	Principal amount is denominated in Canadian dollars and the issuer is domiciled in Canada.
(8)	Principal amount is denominated in British Pounds and the issuer is domiciled in the United Kingdom.
(9)	Principal amount is denominated in Euros.
(10)	Principal amount is denominated in Canadian dollars.
(11)	The investment was comprised of two contracts, which were indexed to different base rates, L or SF and P, respectively. The Floor, Spread Above Index and Interest Rate presented represent the weighted average of both contracts.

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2021

(in thousands)

Issuer	Investment Type(1)	Floor	Spread Above Index(2)	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Member's Equity
North America
Debt Investments
Application Software
MEP-TS Midco, LLC (d/b/a Tax Slayer)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	01/21/21	12/31/26	13,490	$13,247	$13,490	51.86%
MEP-TS Midco, LLC (d/b/a Tax Slayer)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	01/21/21	12/31/26	—	—	28	0.11
								13,247	13,518	51.97
Building Products
Drew Foam Companies Inc	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	11/09/20	11/05/25	7,207	7,096	7,183	27.61
LHS Borrower, LLC (d/b/a Leaf Home, LLC)	First Lien Secured Term Loan	1.00%	L+ 6.75%	7.75%	10/09/20	09/30/25	9,506	9,345	9,416	36.20
LHS Borrower, LLC (d/b/a Leaf Home, LLC)	First Lien Secured Revolving Loan	1.00%	L+ 6.75%	7.75%	10/09/20	09/30/25	—	—	4	0.02
								16,441	16,603	63.83
Construction & Engineering
Road Safety Services, Inc.	First Lien Secured Term Loan	1.00%	L+ 6.50%	7.50%	12/31/19	03/18/25	6,427	6,340	6,405	24.62
Road Safety Services, Inc.	First Lien Secured Revolving Loan	3.25%	P+ 5.50%	8.75%	12/31/19	09/18/23	496	489	501	1.93
Tensar Corporation	First Lien Secured Term Loan	1.00%	L+ 6.75%	7.75%	11/24/20	08/20/25	6,930	6,797	7,069	27.18
								13,626	13,975	53.73
Data Processing & Outsourced Services
Geo Logic Systems Ltd.(7)	First Lien Secured Term Loan	1.00%	C+ 6.50%	7.50%	01/22/20	12/19/24	20,632	15,766	16,156	62.11
Geo Logic Systems Ltd.(7)	First Lien Secured Revolving Loan	1.00%	C+ 6.50%	7.50%	01/22/20	12/19/24	—	—	4	0.02
								15,766	16,160	62.13
Diversified Support Services
Quest Events, LLC(10)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	07/19/19	12/28/24	11,966	11,848	9,729	37.40
Quest Events, LLC(10)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	07/19/19	12/28/24	935	925	760	2.92
								12,773	10,489	40.32
Electronic Equipment & Instruments
LMG Holdings, Inc.	First Lien Secured Term Loan	1.00%	L+ 6.50%	7.50%	06/28/21	04/30/26	6,802	6,680	6,687	25.71
LMG Holdings, Inc.	First Lien Secured Revolving Loan	1.00%	L+ 6.50%	7.50%	06/28/21	04/30/26	—	—	—	—
								6,680	6,687	25.71
Environmental & Facilities Services
WH Lessor Corp. (d/b/a Waste Harmonics, LLC)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	01/22/20	12/26/24	6,870	6,780	6,866	26.40
WH Lessor Corp. (d/b/a Waste Harmonics, LLC)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	01/22/20	12/26/24	—	—	6	0.02
								6,780	6,872	26.42
Industrial Machinery
FR Flow Control CB LLC	First Lien Secured Term Loan B	1.00%	L+ 5.50%	6.50%	07/19/19	06/28/26	6,815	6,727	6,815	26.20
								6,727	6,815	26.20
Internet & Direct Marketing Retail
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Term Loan	1.00%	L+ 6.50%	7.50%	07/19/19	07/01/25	15,342	15,153	15,342	58.98
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	First Lien Secured Revolving Loan	1.00%	L+ 6.50%	7.50%	07/19/19	07/01/25	—	—	11	0.04
								15,153	15,353	59.02

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2021

(in thousands)

Issuer	Investment Type(1)	Floor	Spread Above Index(2)	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Member's Equity
Investment Banking & Brokerage
TOUR Intermediate Holdings, LLC	First Lien Secured Term Loan	1.00%	L+ 6.50%	7.50%	05/19/20	05/15/25	7,438	$7,343	$7,438	28.59%
TOUR Intermediate Holdings, LLC	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.50%	7.50%	05/19/20	05/15/25	2,616	2,600	2,616	10.06
								9,943	10,054	38.65
IT Consulting & Other Services
Cennox, Inc. (d/b/a Cennox)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	06/28/21	05/04/26	8,525	8,365	8,438	32.44
Cennox, Inc. (d/b/a Cennox)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.00%	7.00%	06/28/21	05/04/26	8,915	8,755	8,915	34.27
Cennox, Inc. (d/b/a Cennox)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	06/28/21	05/04/26	561	551	569	2.19
Cennox Holdings Limited (d/b/a Cennox)(8)	First lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	07/16/21	05/04/26	2,866	3,889	3,877	14.90
Cennox Holdings Limited (d/b/a Cennox)(8)	First lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	07/16/21	05/04/26	864	1,173	1,169	4.49
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	First Lien Secured Term Loan	1.00%	L+ 6.25%	7.25%	01/27/21	12/31/26	11,264	11,074	11,151	42.87
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)(6)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.25%	7.25%	01/27/21	12/31/26	—	—	(5)	(0.02)
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)(6)	First Lien Secured Revolving Loan	1.00%	L+ 6.25%	7.25%	01/27/21	12/31/26	818	804	814	3.13
Turnberry Solutions, Inc.	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	08/10/21	09/02/26	5,791	5,689	5,684	21.85
Turnberry Solutions, Inc.	First Lien Secured Revolving Loan	3.25%	P+ 5.00%	8.25%	08/10/21	09/02/26	86	84	85	0.33
								40,384	40,697	156.45
Leisure Products
Unleashed Brands, LLC (d/b/a Unleashed Brands Group)	First Lien Secured Term Loan	1.00%	L+ 5.50%	6.50%	11/30/21	11/19/26	3,887	3,848	3,848	14.79
Unleashed Brands, LLC (d/b/a Unleashed Brands Group)(6)	First Lien Secured Delayed Draw Loan	1.00%	L+ 5.50%	6.50%	11/30/21	11/19/26	5,133	5,083	5,082	19.54
Unleashed Brands, LLC (d/b/a Unleashed Brands Group)	First Lien Secured Revolving Loan	1.00%	L+ 5.50%	6.50%	11/30/21	11/19/26	—	—	—	—
								8,931	8,930	34.33
Packaged Foods & Meats
Mikawaya Holdings, LLC (aka MyMo)	First Lien Secured Term Loan	1.25%	L+ 5.50%	6.75%	02/18/20	01/29/25	3,026	2,988	3,026	11.63
Poultry Holdings LLC (HPP)	First Lien Secured Term Loan	1.00%	L+ 7.25%	8.25% (6.75% Cash + 1.50% PIK)	10/21/19	06/28/25	7,770	7,676	6,993	26.88
Stella & Chewy's LLC	First Lien Secured Term Loan	1.00%	L+ 6.75%	7.75%	12/29/20	12/16/25	5,313	5,228	4,967	19.10
Stella & Chewy's LLC(6)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.75%	7.75%	12/29/20	12/16/25	1,893	1,877	1,697	6.52
Westrock Coffee Company, LLC	First Lien Secured Term Loan	1.50%	L+ 8.50%	10.00% (9.75% Cash + 0.25% PIK)	03/20/20	02/28/25	9,105	9,033	8,923	34.31
								26,802	25,606	98.44
Personal Products
Sunless, Inc.	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	10/21/19	08/13/24	4,259	4,185	4,259	16.38
Sunless, Inc.(6)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	10/21/19	08/13/24	—	—	14	0.05
								4,185	4,273	16.43
Pharmaceuticals
Meta Buyer LLC (d/b/a Metagenics, Inc.)(9)	First Lien Secured Term Loan	1.00%	E + 6.00%	7.00%	12/16/21	11/01/27	12,411	13,737	13,843	53.21
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	12/16/21	11/01/27	991	972	972	3.74
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.00%	7.00%	12/16/21	11/01/27	—	—	—	—
Meta Buyer LLC (d/b/a Metagenics, Inc.)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	12/16/21	11/01/27	251	246	246	0.95
								14,955	15,061	57.90

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2021

(in thousands)

Issuer	Investment Type(1)	Floor	Spread Above Index(2)	Interest Rate(3)	Acquisition Date(4)	Maturity Date	Principal/ Share Amount	Amortized Cost	Fair Value(5)	Fair Value As A Percentage of Member's Equity
Real Estate Operating Companies
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	First Lien Secured Term Loan	1.00%	L+ 6.25%	7.25%	12/28/21	10/19/26	4,875	$4,781	$4,780	18.38%
								4,781	4,780	18.38
Research & Consulting Services
E-Phoenix Acquisition Co. Inc. (d/b/a Integreon, Inc.)	First Lien Secured Term Loan	1.00%	L+ 5.75%	6.75%	07/15/21	06/23/27	8,955	8,852	8,901	34.22
								8,852	8,901	34.22
Systems Software
IDIG Parent, LLC (d/b/a IDIQ)	First Lien Secured Term Loan	1.00%	L+ 6.00%	7.00%	06/25/21	12/15/26	8,482	8,404	8,482	32.61
IDIG Parent, LLC (d/b/a IDIQ)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.00%	7.00%	09/21/21	12/15/26	1,411	1,397	1,411	5.42
IDIG Parent, LLC (d/b/a IDIQ)	First Lien Secured Revolving Loan	1.00%	L+ 6.00%	7.00%	06/25/21	12/15/26	—	—	5	0.02
								9,801	9,898	38.05
Technology Hardware, Storage & Peripherals
PS Lightwave, Inc.	First Lien Secured Term Loan	1.50%	L+ 6.75%	8.25%	05/19/20	03/10/25	7,304	7,207	7,230	27.79
PS Lightwave, Inc.(6)	First Lien Secured Delayed Draw Loan	1.50%	L+ 6.75%	8.25%	05/19/20	03/10/25	—	—	5	0.02
Source Code Holdings, LLC (d/b/a Source Code Corporation)	First Lien Secured Term Loan	1.00%	L+ 6.50%	7.50%	08/10/21	07/30/27	7,629	7,487	7,489	28.79
Source Code Holdings, LLC (d/b/a Source Code Corporation)(6)	First Lien Secured Delayed Draw Loan	1.00%	L+ 6.50%	7.50%	08/10/21	07/30/27	—	—	1	0.00
								14,694	14,725	56.61
Trading Companies & Distributors
LINC Systems, LLC	First Lien Secured Term Loan	1.00%	L+ 6.25%	7.25%	06/22/21	02/24/26	10,135	9,951	10,101	38.83
LINC Systems, LLC	First Lien Secured Revolving Loan	1.00%	L+ 6.25%	7.25%	06/22/21	02/24/26	—	—	12	0.05
								9,951	10,113	38.88

Total Investments								$260,472	$259,510	997.65%

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Schedule of Investments

December 31, 2021

(in thousands)

Forward Currency Contracts

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	856	CAD	$692 USD	1/27/2022	$15	$—
Morgan Stanley		£175	GBP	$241 USD	1/27/2022	4	—
Total						$19	$—

(1)	Except as noted, all investments provide collateral for the Company’s Credit Facility.
(2)	The investments bear interest at a rate that may be determined by reference to LIBOR, which resets monthly, quarterly or semiannually, CDOR, or Prime. The one-, three- and six-month LIBOR were 0.10%, 0.21% and 0.34%, respectively, as of December 31, 2021. The one-, three- and six-month GBP LIBOR were 0.19%, 0.26% and 0.47%, respectively, as of December 31, 2021. The three month Euro EurIBOR, CDOR and Prime were (0.57)%, 0.52% and 3.25%, respectively, as of December 31, 2021.
(3)	The interest rate is the “all-in-rate” including the current index and spread, the fixed rate, and the payment-in-kind (“PIK”) interest rate, as the case may be.
(4)	Except as otherwise noted, all of the Company’s portfolio company investments, which as of the date of the portfolio represented 998% of the members’ equity or 95% of total assets, are subject to legal restrictions on sales.
(5)	The fair value of each investment was determined using significant unobservable inputs.
(6)	The investment or a portion of the investment does not provide collateral for the Company’s Credit Facility.
(7)	Principal amount is denominated in Canadian dollars and the issuer is domiciled in Canada.
(8)	Principal amount is denominated in British Pounds and the issuer is domiciled in the United Kingdom.
(9)	Principal amount is denominated in Euros.
(10)	At the option of the issuer, interest can be paid in cash or cash and PIK. The issuer may elect to pay up to 7.00% PIK.

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Operations

(in thousands)

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Investment income
Interest income	$27,641	$18,172	$12,789
Fees and other income	1,315	647	527
Total investment income	28,956	18,819	13,316

Expenses
Interest expense on credit facility	7,470	4,105	3,256
Interest expense on notes to members	9,680	5,512	4,465
Administrative fee	629	443	308
Professional fees and other expenses	564	498	317
Total expenses	18,343	10,558	8,346
Net investment income	10,613	8,261	4,970

Realized and unrealized gains (losses) on investments and foreign currency transactions
Net realized gains (losses) on investments	27	(70)	(9)
Net realized gains (losses) on foreign currency transactions	165	16	(1)
Net realized gains (losses) on foreign currency forward contracts	137	(1)	—
Net change in unrealized appreciation (depreciation) on investments	(2,718)	1,201	(2,514)
Net change in unrealized appreciation (depreciation) on foreign currency transactions	1,937	(67)	(285)
Net change in unrealized appreciation (depreciation) on foreign currency forward contracts	(94)	19	—
Net realized and unrealized gains (losses) on investments and foreign currency transactions	(546)	1,098	(2,809)
Net increase in members' equity resulting from operations	$10,067	$9,359	$2,161

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Changes in Members’ Equity

(in thousands)

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Members' equity beginning balance	$26,012	$16,945	$11,581
Contributions	5,000	7,886	6,137
Distributions	(10,840)	(8,178)	(2,934)
	20,172	16,653	14,784
Net increase in members' equity resulting from operations:
Net investment income	10,613	8,261	4,970
Net realized gains (losses) on investments and foreign currency transactions	329	(55)	(10)
Net change in unrealized appreciation (depreciation) on investments and foreign currency transactions	(875)	1,153	(2,799)
Net increase in members' equity resulting from operations	10,067	9,359	2,161
Members' equity ending balance	$30,239	$26,012	$16,945

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Cash flows from operating activities
Net increase in members' equity resulting from operations	$10,067	$9,359	$2,161
Adjustments to reconcile net increase in members' equity resulting from operations to net cash (used in) operating activities:
Paid-in-kind income	(434)	(659)	(1,001)
Net realized (gains) losses on investments	(27)	70	(9)
Net unrealized depreciation (appreciation) on investments	2,718	(1,201)	2,514
Net unrealized (appreciation) depreciation on translation of assets and liabilities in foreign currencies	(2,185)	67	285
Net unrealized (appreciation) depreciation on foreign currency forward contracts	94	(19)	—
Accretion of discount	(1,990)	(1,610)	(1,044)
Amortization of deferred financing costs	616	524	404
Acquisition of investments	(123,432)	(154,536)	(110,879)
Proceeds from principal payments and sales of portfolio investments	98,416	72,978	33,127
Net changes in operating assets and liabilities:
Interest and dividend receivable	(669)	(131)	—
Prepaid expenses and other receivables	94	(88)	(107)
Amounts receivable on unsettled investment transactions	(512)	108	(50)
Accounts payable and accrued expenses	(42)	94	138
Interest payable	2,018	532	297
Advances received from unfunded credit facilities	(126)	166	12
Net cash used in operating activities	(15,394)	(74,346)	(74,152)

Cash flows from financing activities
Proceeds from issuance of subordinated notes	20,000	31,544	24,549
Contributions from members	5,000	7,886	6,137
Distributions paid to members	(10,840)	(8,178)	(2,934)
Borrowings under credit facility	61,392	100,104	56,661
Repayments of credit facility	(53,730)	(49,100)	(5,885)
Deferred financing costs	(480)	(876)	—
Net cash provided by financing activities	21,342	81,380	78,528
Effect of exchange rate changes on cash	8	24	19
Net change in cash, cash equivalents and restricted cash	5,956	7,057	4,395
Cash, cash equivalents and restricted cash at beginning of period	13,004	5,947	1,552
Cash, cash equivalents and restricted cash at end of period	$18,960	$13,004	$5,947

Supplemental disclosure of cash flow information:
Interest paid	$14,523	$8,577	$7,008
Taxes paid during the year	45	21	95
Supplemental noncash disclosures:
In-kind investment contributions from members	25,000	23,658	18,411

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated statements of assets and liabilities that sum to the total of the same amounts presented in the consolidated statements of cash flows:

	December 31,
	2022	2021	2020
			(Unaudited)
Cash and cash equivalents	$1,310	$3,991	$653
Restricted cash and restricted foreign currency	17,650	9,013	5,294
Total cash, cash equivalents and restricted cash presented in consolidated statements of cash flows	$18,960	$13,004	$5,947

See accompanying notes to the consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 1 – ORGANIZATION

WHF STRS Ohio Senior Loan Fund LLC (and, together with its subsidiary, the “Company”) was organized as a Delaware limited liability company on December 19, 2018. On January 14, 2019, WhiteHorse Finance, Inc. (“WhiteHorse Finance”) and the State Teachers Retirement System of Ohio (“STRS Ohio” and, together with WhiteHorse Finance, the “Members” and, each, a “Member”) entered into a Limited Liability Company Agreement (the “LLCA”) to co-manage the Company as a joint venture.

The Company is managed by a four-person board of managers (the “Board”), two of whom are selected by WhiteHorse Finance and two of whom are selected by STRS Ohio. All material decisions with respect to the Company, including those involving its investment portfolio, require unanimous approval of a quorum of the Board. Quorum is defined as (i) the presence of two members of the Board; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the Board; provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; or (iii) the presence of four members of the Board; provided that two individuals are present that were elected, designated or appointed by each member.

The Members committed to provide up to $150,000 of subordinated notes and equity to the Company, with WhiteHorse Finance providing up to $100,000 and STRS Ohio providing up to $50,000, respectively. WhiteHorse Finance’s economic ownership of the Company is 66.67% and STRS Ohio’s economic ownership of the Company is 33.33%.

Prior to February 2022, the Members committed to provide up to $125,000 of subordinated notes and equity to the Company, with WhiteHorse Finance providing up to $75,000 and STRS Ohio providing up to $50,000, respectively. WhiteHorse Finance’s economic ownership of the Company was 60.0% and STRS Ohio’s economic ownership of the Company was 40.0%.

The Company shall continue without dissolution until all investments are liquidated by the Company, or until the occurrence of an event of dissolution, as set forth in the LLCA.

The Company will invest primarily in lower middle market, senior secured debt facilities, to performing lower middle market companies across a broad range of industries that typically carry a floating interest rate based on a risk-free index rate such as LIBOR or SOFR and have a term of three to six years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of WHF STRS Ohio Senior Loan Fund LLC and its wholly owned subsidiary, WHF STRS Credit I, LLC (“STRS Credit”). The Company meets the definition of an investment company under Accounting Standards Codification (“ASC”) Topic 946, Financial Services - Investment Companies, and therefore applies the accounting and reporting guidance discussed therein to its consolidated financial statements. Disclosures and amounts as of and for the year and period ended December 31, 2020 (as the case may be) are not audited.

Principles of Consolidation: Under the investment company rules and regulations pursuant to ASC Topic 946, WHF STRS Ohio Senior Loan Fund LLC is precluded from consolidating any entity other than another investment company. As provided under ASC Topic 946, the Company generally consolidates any investment company when it owns 100% of its partners’ or members’ capital or equity units. All intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Fair Value of Financial Instruments: The Company determines the fair value of its financial instruments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. ASC Topic 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC Topic 820, the Company has categorized its financial instruments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy. Fair value is a market-based measure considered from the perspective of the market participant who holds the financial instrument. Therefore, when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the financial instrument at the measurement date.

Investments are measured at fair value as determined in good faith by the Board, generally on a quarterly basis, and such valuations are reviewed and approved by the Company’s Board, based on, among other factors, consistently applied valuation procedures on each measurement date. Any changes to the valuation methodology and valuation policy are reviewed by the Company’s Board to confirm that the changes are justified. The Company continues to review and refine its valuation procedures in response to market changes.

The Company engages independent external valuation firms to periodically review its investments. These external reviews are used by the Company’s Board to review the Company’s internal valuation of each investment over the year.

Investment Transactions: The Company records investment transactions on a trade date basis. These transactions may settle subsequent to the trade date depending on the transaction type. Certain expenses related to legal and tax consultation, due diligence, rating fees, valuation expenses and independent collateral appraisals may arise when the Company makes certain investments. These expenses are recognized in the consolidated statements of operations as they are incurred.

Foreign currency translation: The Company’s books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

(1)	cash and cash equivalents, restricted cash and cash equivalents, fair value of investments, interest receivable, and other assets and liabilities — at the spot exchange rate on the last business day of the period; and
(2)	purchases and sales of investments, income and expenses — at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, the Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Fluctuations arising from the translation of assets other than investments and liabilities are included with the net change in unrealized appreciation (depreciation) on foreign currency transactions in the consolidated statements of operations.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Foreign security and currency transactions may involve certain considerations and risks not typically associated with investing in U.S. companies. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

As of December 31, 2022, restricted cash and cash equivalents included 971 Canadian Dollars (“CAD”), 1,208 Euros (“EUR”) and 496 British Pound Sterling (“GBP”). As of December 31, 2021, restricted cash and cash equivalents included 863 CAD and 21 GBP.

Revenue Recognition: The Company’s revenue recognition policies are as follows:

Sales: Realized gains or losses on the sales of investments are calculated by using the specific identification method.

Investment Income: Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. The Company may also receive closing, commitment, prepayment, amendment and other fees from portfolio companies in the ordinary course of business.

Dividend income is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Closing fees associated with investments in portfolio companies are deferred and recognized as interest income over the respective terms of the applicable loans. Upon the prepayment of a loan or debt security, any unamortized loan closing fees are recorded as part of interest income. Commitment fees are based upon the undrawn portion committed by the Company and are recorded as interest income on an accrual basis. Prepayment, amendment and other fees are recognized when earned, generally when such fees are receivable, and are included in fee income on the consolidated statements of operations.

The Company may invest in loans that contain a PIK interest rate provision. PIK interest is accrued at the contractual rates and added to loan principal on the reset dates to the extent such amounts are expected to be collected.

Non-accrual loans: Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected. The Company may conclude that non-accrual status is not required if the loan has sufficient collateral value and is in the process of collection. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current.

Cash and Cash Equivalents: Cash and cash equivalents include cash, deposits with financial institutions, and short-term liquid investments in money market funds with original maturities of three months or less.

Restricted Cash and Cash Equivalents: Restricted cash include amounts that are collected and held by the trustee appointed as custodian of the assets securing the Credit Facility (as defined in Note 6). Restricted cash is held by the trustee for the payment of interest expense and principal on the outstanding borrowings or reinvestment into new assets. Restricted cash that represents interest or fee income is transferred to unrestricted cash accounts by the trustee generally once a quarter after the payment of operating expenses and amounts due under the Credit Facility (as defined in Note 6).

Deferred Financing Costs: Deferred financing costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. These amounts are amortized and are included in interest expense in the consolidated statements of operations over the estimated life of the borrowings. Deferred financing costs are presented in the consolidated statements of assets and liabilities as a direct reduction from the carrying amount of the related debt liability.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Advances Received from Unfunded Credit Facilities: The Company invests in credit facilities of which a portion of such facilities may be undrawn by the beneficiary borrower at the time of investment. Upon settlement, the Company may receive an advance from the beneficiary borrower at an amount equal to the purchase discount of the entire credit facility applied against any undrawn portion of such facilities. Such advances are initially recorded as liabilities and recognized as income over the respective terms of the applicable credit facility or until the credit facility expires or is sold by the Company.

Amounts due to or from Affiliate: The Company records amounts owed on or due from Affiliates for which the cash settlement has not occurred.

Income Taxes: No provision for federal income taxes has been made in the consolidated financial statements, as each Member is individually responsible for reporting income or loss, to the extent required by federal income tax laws and regulations, based upon its respective share of the Company’s revenues and expenses as reported for income tax purposes. The Company periodically reviews its activities to determine whether taxes are due to various state and other jurisdictions during the normal course of business.

During the years ended December 31, 2022, 2021 and 2020, the Company recognized $45, $47 and $26, respectively, in income tax expense relating to taxes incurred in various states and other jurisdictions, which is included as a net debit in professional fees and other expenses in the consolidated statements of operations.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2022, no accrual was deemed necessary.

Federal and state tax returns of the Company for the period July 19, 2019 (commencement of operations) through December 31, 2019 and subsequent years can be examined by the relevant tax authorities (U.S. tax returns are generally subject to audit for three years from the date filed). Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws and regulations, the amounts reported in the consolidated financial statements may be subject to change at a later date by the respective tax authorities. Penalties or interest that may be assessed related to any income taxes would be classified as other expenses in the consolidated financial statements. The Company had no unpaid amounts accrued for interest or penalties as of December 31, 2022. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

Risks and Uncertainties: In the normal course of business, the Company encounters primarily two significant types of economic risks: credit and market. Credit risk is the risk of default on the Company’s investments that result from an issuer’s, borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying investments held by the Company. Management believes that the carrying value of the Company’s investments are fairly stated, taking into consideration these risks along with estimated collateral values, payment histories and other market information.

The U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR and other interbank offered rates (“IBORs”), has announced that it will not compel the use of the majority of USD LIBOR tenors as a benchmark interest rate after June 2023. In light of feedback received, the FCA has proposed that the 1-, 3- and 6-month U.S. dollar LIBOR tenors continue to be published on a synthetic basis through September 2024. The Company has exposure to USD LIBOR, including in financial instruments and other contracts that mature after June 2023. Upon the cessation of these IBORs, the Company may need to renegotiate the credit agreements extending beyond 2023 with any portfolio companies or other counterparties that utilize such IBORs as a factor in determining the interest rate to replace LIBOR with the new standard that is established.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Recent Accounting Pronouncements:

In March 2020, the Financial Accounting Standards Board issued ASU 2020-04, Reference Rate Reform (Topic 848) Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting if certain criteria are met. The guidance is effective from March 12, 2020 through December 31, 2022. In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which deferred the sunset day of this guidance to December 31, 2024. The adoption of this ASU did not have a material impact on the consolidated financial statements.

NOTE 3 - FORWARD CURRENCY CONTRACTS

The Company may enter into foreign currency forward contracts from time to time to facilitate settlement of purchases and sales of investments denominated in foreign currencies and to economically hedge the impact that an adverse change in foreign exchange rates would have on the value of the Company’s investments denominated in foreign currencies. A foreign currency forward contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward rate. These contracts are marked-to-market by recognizing the difference between the contract forward exchange rate and the forward market exchange rate on the last day of the period presented as unrealized appreciation or depreciation. Realized gains or losses are recognized when forward contracts are settled. Risks arise as a result of the potential inability of the counterparties to meet the terms of their contracts. The Company attempts to limit counterparty risk by only dealing with well-known counterparties.

The Company utilizes forward foreign currency exchange contracts to protect itself against fluctuations in exchange rates. The Company may choose to renew contracts quarterly unless otherwise settled by the Company or the counterparty.

The following table provides a breakdown of our forward currency contracts:

	For the year ended	For the year ended	For the year ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Realized gain (loss) on forward currency contracts	$137	$(1)	$—
Unrealized appreciation (depreciation) on forward currency contracts	(94)	19	—
Total net realized and unrealized gains on forward currency contracts	$43	$18	$—

The value associated with unrealized gains or losses on open contracts is included in unrealized depreciation on foreign currency forward contracts within the statement of assets and liabilities. Open contracts as of December 31, 2022 were as follows.

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	256	CAD	$189 USD	1/27/2023	$—	$—
Morgan Stanley		€1,111	EUR	$1,128 USD	1/27/2023	—	(64)
Morgan Stanley		£229	GBP	$266 USD	1/27/2023	—	(10)
Total						$—	$(74)

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The value associated with unrealized gains or losses on open contracts is included in unrealized appreciation on foreign currency forward contracts within the statement of assets and liabilities. Open contracts as of December 31, 2021 were as follows.

Counterparty	Currency to be sold			Currency to be purchased	Settlement date	Unrealized appreciation	Unrealized depreciation
Morgan Stanley	C$	856	CAD	$692 USD	1/27/2022	$15	$—
Morgan Stanley		£175	GBP	$241 USD	1/27/2022	4	—
Total						$19	$—

The following table is a summary of the average USD notional exposure to foreign currency forward contracts for the year ended December 31, 2022 and 2021.

	Year ended December 31,
Average USD notional outstanding	2022	2021
Forward currency contracts	$706	$186

Offsetting of Derivative Instruments

The Company has derivative instruments that are subject to master netting agreements. These agreements include provisions to offset positions with the same counterparty in the event of default by one of the parties. The Company’s unrealized appreciation and depreciation on derivative instruments are reported as gross assets and liabilities, respectively, in the consolidated statements of assets and liabilities. The following tables present the Company’s assets and liabilities related to derivatives by counterparty, net of amounts available for offset under a master netting arrangement and net of any collateral received or pledged by the Company for such assets and liabilities as of December 31, 2022.

	As of December 31, 2022
Counterparty ($ in thousands)	Derivative Assets Subject to Master Netting Agreement	Derivative Liabilities Subject to Master Netting Agreement	Derivatives Available for Offset	Non-cash Collateral Received	Non-cash Collateral Pledged(1)	Cash Collateral Received(1)	Cash Collateral Pledged(1)	Net Amount of Derivative Assets(2)	Net Amount of Derivative Liabilities(3)
Morgan Stanley (CAD)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Morgan Stanley (EUR)	—	(64)	—	—	—	—	—	—	(64)
Morgan Stanley (GBP)	—	(10)	—	—	—	—	—	—	(10)
Total	$—	$(74)	$—	$—	$—	$—	$—	$—	$(74)

(1) In some instances, the actual amount of the collateral received and/or pledged may be more than the amount shown due to overcollateralization.

(2) Net amount of derivative assets represents the net amount due from the counterparty to the Company in the event of default.

(3) Net amount of derivative liabilities represents the net amount due from the Company to the counterparty in the event of default.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following tables present the Company’s assets and liabilities related to derivatives by counterparty, net of amounts available for offset under a master netting arrangement and net of any collateral received or pledged by the Company for such assets and liabilities as of December 31, 2021.

	As of December 31, 2021
Counterparty ($ in thousands)	Derivative Assets Subject to Master Netting Agreement	Derivative Liabilities Subject to Master Netting Agreement	Derivatives Available for Offset	Non-cash Collateral Received	Non-cash Collateral Pledged(1)	Cash Collateral Received(1)	Cash Collateral Pledged(1)	Net Amount of Derivative Assets(2)	Net Amount of Derivative Liabilities(3)
Morgan Stanley	$15	$—	$—	$—	$—	$—	$—	$15	$—
Morgan Stanley	4	—	—	—	—	—	—	4	—
Total	$19	$—	$—	$—	$—	$—	$—	$19	$—

(1) In some instances, the actual amount of the collateral received and/or pledged may be more than the amount shown due to overcollateralization.

(2) Net amount of derivative assets represents the net amount due from the counterparty to the Company in the event of default.

(3) Net amount of derivative liabilities represents the net amount due from the Company to the counterparty in the event of default.

NOTE 4 – FAIR VALUE MEASUREMENTS

Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active public markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about what market participants would use in pricing an asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in or out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur. During the year ended December 31, 2022 and year ended December 31, 2021, there were no changes in the observability of valuation inputs that would have resulted in a reclassification of assets between any levels.

Fair value for each investment is derived using a combination of valuation methodologies that, in the judgment of the Board are most relevant to such investment, including, without limitation, being based on one or more of the following: (i) market prices obtained from market makers for which the Board has deemed there to be enough breadth (number of quotes) and depth (firm bids) to be indicative of fair value, (ii) the price paid or realized in a completed transaction or binding offer received in an arm’s-length transaction or (iii) a discounted cash flow analysis.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following table presents investments (as shown in the consolidated schedule of investments) that were measured at fair value as of December 31, 2022:

	Fair Value Measurements as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Investments
First lien secured loans	$—	$—	$284,259	$284,259
Total investments, at fair value	$—	$—	$284,259	$284,259

The following table presents investments (as shown in the consolidated schedule of investments) that were measured at fair value as of December 31, 2021:

	Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments
First lien secured loans	$—	$—	$259,510	$259,510
Total investments, at fair value	$—	$—	$259,510	$259,510

The Company’s forward currency contracts, which were valued at ($74) and $19 as of December 31, 2022 and 2021, respectively, are characterized in Level 2 of the hierarchy.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following table presents the changes in investments measured at fair value using Level 3 inputs for the years ended December 31, 2022 and December 31, 2021:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Fair value, beginning of period	$259,510	$174,552
Acquisition of investments	123,432	154,536
Paid-in-kind income	434	659
Accretion of discount	1,990	1,610
Proceeds from principal payments and sales of portfolio investments	(98,416)	(72,978)
Net realized gains/(losses)	27	(70)
Net unrealized appreciation (depreciation)	(2,718)	1,201
Fair value, end of period	$284,259	$259,510

The significant unobservable inputs used in the fair value measurement of the Company’s investments are the discount rate, recent transaction and EBITDA multiples. An increase or decrease in the discount rate in isolation would result in significantly lower or higher fair value measurement, respectively. An increase or decrease in the recent transaction for an investment would in isolation result in significantly higher or lower fair value measurement, respectively. An increase or decrease in the EBITDA multiple in isolation may result in significantly higher or lower fair value measurement, respectively. As the fair value of a debt investment diverges from par, which would generally be the case for non-accrual loans, the fair value measurement of that investment is more susceptible to volatility from changes in EBITDA multiples as a significant unobservable input.

The following tables summarize the significant unobservable inputs the Company used to value the majority of its investments categorized within Level 3 as of December 31, 2022 and December 31, 2021. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair values. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment, but they do not represent a range of values for any one investment.

	Fair Value as of	Valuation	Unobservable	Range
Investment Type	December 31, 2022	Techniques	Inputs	(Weighted Average)(1)
First lien secured loans	$276,199	Discounted cash flow analysis	Discount rate	9.1% - 15.6% (11.6%)
	8,060	Recent transaction	Transaction price	98.1 - 98.1 (98.1)
Total Level 3 Investments	$284,259

(1)	Unobservable inputs were weighted by the relative fair value of the investments.

	Fair Value as of	Valuation	Unobservable	Range
Investment Type	December 31, 2021	Techniques	Inputs	(Weighted Average)(1)
First lien secured loans	$155,677	Discounted cash flows	Discount rate	2.9%-16.2% (8.7%)
			Exit EBITDA multiple	4.5x-13.0x (8.6x)
	56,003	Discounted cash flows and recent transaction	Discount rate	7.0%-8.8% (7.6%)
			Transaction price	98.1-99.1 (98.5)
			Exit EBITDA multiple	7.5x-13.0x (9.8x)
	40,761	Recent transaction	Transaction price	98.0-99.0 (98.3)
	7,069	Expected repayment	–	–
Total Level 3 Investments	$259,510

(1)	Unobservable inputs were weighted by the relative fair value of the investments.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

Valuation of investments may be determined by weighting various valuation techniques. Significant judgment is required in selecting the assumptions used to determine the fair values of these investments. The valuation methods selected for a particular investment are based on the circumstances and on the sufficiency of data available to measure fair value. If more than one valuation method is used to measure fair value, the results are evaluated and weighted, as appropriate, considering the reasonableness of the range indicated by those results. A fair value measurement is the point within that range that is most representative of fair value in the circumstances.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the nature of the instrument, whether the instrument is traded on an active exchange or in the secondary market and the current market conditions. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires a greater degree of judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for financial instruments classified as Level 3.

The determination of fair value using the selected methodologies takes into consideration a range of factors including the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public and private exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment, compliance with agreed upon terms and covenants, and assessment of credit ratings of an underlying borrower. These valuation methodologies involve a significant degree of judgment to be exercised.

As it relates to investments which do not have an active public market, there is no single standard for determining the estimated fair value. Valuations of privately held investments are inherently uncertain, and they may fluctuate over short periods of time and may be based on estimates. The determination of fair value may differ materially from the values that would have been used if a ready market for these investments existed.

In some cases, fair value for such investments is best expressed as a range of values derived utilizing different methodologies from which a single estimate may then be determined. Consequently, fair value for each investment may be derived using a combination of valuation methodologies that, in the judgment of the investment professionals, are most relevant to such investment. The selected valuation methodologies for a particular investment are consistently applied on each measurement date. However, a change in a valuation methodology or its application from one measurement date to another is possible if the change results in a measurement that is equally or more representative of fair value in the circumstances.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 5 - INVESTMENTS

Investments consisted of the following:

	As of December 31, 2022		As of December 31, 2021
($ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First lien secured loans	$287,940	$284,259	$260,472	$259,510
Total	$287,940	$284,259	$260,472	$259,510

The following table shows the portfolio composition by industry grouping at fair value:

Industry ($ in thousands)	As of December 31, 2022		As of December 31, 2021
Advertising	$11,703	4.1%	$—	—%
Air Freight & Logistics	3,545	1.2	—	—
Application Software	13,375	4.7	13,518	5.2
Building Products	14,132	5.0	16,603	6.4
Construction & Engineering	8,432	3.0	13,975	5.4
Data Processing & Outsourced Services	14,536	5.1	16,160	6.2
Diversified Support Services	11,729	4.1	10,489	4.0
Electronic Equipment & Instruments	13,187	4.6	6,687	2.6
Environmental & Facilities Services	20,708	7.3	6,872	2.6
Household Appliances	7,885	2.8	—	—
Industrial Machinery	14,999	5.3	6,815	2.6
Internet & Direct Marketing Retail	19,113	6.7	15,353	5.9
Investment Banking & Brokerage	5,545	2.0	10,054	3.9
IT Consulting & Other Services	33,461	11.8	40,697	15.7
Leisure Products	—	—	8,930	3.4
Packaged Foods & Meats	12,069	4.2	25,606	9.9
Paper Packaging	8,059	2.8	—	—
Personal Products	3,949	1.4	4,273	1.8
Pharmaceuticals	14,712	5.2	15,061	5.8
Real Estate Operating Companies	11,121	3.9	4,780	1.8
Real Estate Services	8,548	3.0	—	—
Research & Consulting Services	8,686	3.1	8,901	3.4
Systems Software	—	—	9,898	3.8
Technology Hardware, Storage & Peripherals	14,884	5.2	14,725	5.7
Trading Companies & Distributors	9,881	3.5	10,113	3.9
Total	$284,259	100.0%	$259,510	100.0%

As of December 31, 2022, the portfolio companies underlying the Company’s investments are all located in the United States and its territories except for Geo Logic Systems Ltd., which is domiciled in Canada, and Cennox Holdings Limited, which is domiciled in the United Kingdom. As of December 31, 2021, the portfolio companies underlying the Company’s investments are all located in the United States and its territories except for Geo Logic Systems Ltd., which is domiciled in Canada.

As of December 31, 2022 and December 31, 2021, the Company had no investments on non-accrual status.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 6 – DEBT

Total borrowings outstanding and available as of December 31, 2022, were as follows:

	Maturity	Rate	Face Amount	Available
JPM Credit Facility	July 19, 2025	L+2.35%	$152,277	$72,723
Notes payable to members	N/A	L+6.50%	120,000	—
Total debt			$272,277	$72,723
Debt issuance cost			(1,643)
Total debt net issuance cost			$270,634

(1)	The JPM Credit Facility bears interest at LIBOR plus 2.35% on outstanding USD denominated borrowings up to $175,000 and for borrowings above $175,000, a rate of SOFR plus 2.50% is applied .

Total borrowings outstanding and available as of December 31, 2021, were as follows:

	Maturity	Rate	Face Amount	Available
JPM Credit Facility	July 19, 2025	L+2.35%	$146,782	$28,218
Notes payable to members	N/A	L+6.50%	100,000	—
Total debt			$246,782	$28,218
Debt issuance cost			(1,779)
Total debt net issuance cost			$245,003

Credit Facility: On July 19, 2019, the Company entered into a $125,000 credit and security agreement (the “Credit Facility”) with JPMorgan Chase Bank, National Association (“JPMorgan”). On January 27, 2021, the terms of the Credit Facility were amended to, among other things, increase the size of the Credit Facility from $125,000 to $175,000. On April 28, 2021, the terms of the Credit Facility were amended and restated to, among other things, enable borrowings in British Pounds or Euros. On July 15, 2021, the terms of the Credit Facility were amended to, among other things, allow the Company to reduce the applicable margins for interest rates to 2.35%, extend the non-call period from January 19, 2022 to January 19, 2023, extend the end of the reinvestment period from July 19, 2022 to July 19, 2023 and extend the scheduled termination date from July 19, 2024, to July 19, 2025.

On March 11, 2022, the terms of the Credit Facility were further amended to, among other things, (i) permanently increase availability under the Credit Facility from $175,000 to $225,000, (ii) increase the minimum funding amount from $131,250 to $168,750, and (iii) apply an annual interest rate equal to the applicable SOFR plus 2.50% to borrowings greater than $175,000 in the Credit Facility.

As of December 31, 2022, the Company’s Credit Facility had $225,000 of commitments subject to leverage and borrowing base restrictions with an interest rate based on a floating index rate such as LIBOR, SONIA or CDOR plus 2.35% for borrowings up to $175,000 and SOFR plus 2.50% for borrowings above $175,000. The final maturity date of the Credit Facility is July 19, 2025 with an interest rate based on a risk-free index rate such as LIBOR, Sterling Overnight Index Average (“SONIA”) or CDOR plus 2.35%. The Company pays an unused fee of 0.75% per annum on the unused commitments under the Credit Facility. The Credit Facility is secured by a first lien on the assets of the Company. The Credit Facility contains certain covenants, including but not limited to maintenance of a borrowing base. As of December 31, 2022, the Company was in compliance with all covenants and other requirements of the Credit Facility.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

As of December 31, 2022, the Company had $152,277 of outstanding borrowings, and the interest rate outstanding under the Credit Facility was 6.6% per annum. As of December 31, 2021, the Company had $146,782 of outstanding borrowings and the interest rate outstanding under the Credit Facility was 2.5% per annum.

The below table presents the summary information of the Credit Facility:

	For the year ended	For the year ended	For the year ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Credit Facility interest expense including amortization of deferred financing costs and unused commitment fees	$7,470	$4,105	$3,526
Weighted average interest rate	3.9%	2.7%	3.4%
Average outstanding balance	$166,036	$115,756	$75,835

Notes Payable to Members: The Company issues interest-bearing subordinated notes to the Members, with WhiteHorse Finance and STRS Ohio committing up to $80,000 and $40,000, respectively as of December 31, 2022. Prior to February 2022, Whitehorse Finance and STRS Ohio had committed up to $60,000 and $40,000, respectively. The subordinated notes have a stated rate of interest of LIBOR plus 6.50%. The subordinated notes are perpetual with no defined maturity date. Voluntary prepayments of any outstanding subordinated notes are without premium or penalty and are at the discretion of the Company.

As of December 31, 2022, the Company’s subordinated note borrowings were $120,000 and had an interest rate outstanding of 10.7%. As of December 31, 2021, the Company’s subordinated note borrowings were $100,000 and had an interest rate outstanding of 6.6%.

The below table presents the summary information for the subordinated notes:

	For the year ended	For the year ended	For the year ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Interest expense related to the subordinated notes	$9,680	$5,512	$4,465
Weighted average interest rate	8.3%	6.6%	7.0%
Average outstanding balance	$116,984	$83,650	$63,522

NOTE 7 - MEMBERS’ EQUITY

Capital Commitments: Under the terms of the LLCA, the Company admitted the Members to provide an aggregate $30,000 of capital commitments. WhiteHorse Finance and STRS Ohio have a 66.67% and 33.33% economic ownership of the Company, respectively, and have commitments to fund, from time to time, aggregate capital contributions in the form of LLC equity interests of $20,000 and $10,000, respectively. Prior to February 2022, Whitehorse Finance and STRS Ohio had aggregate capital commitments of $25,000 with economic ownership of 60% and 40%, respectively and have commitments to fund, from time to time, aggregate capital contributions in the form of LLC equity interests of $15,000 and $10,000, respectively. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

For the years ended December 31, 2022, 2021 and 2020, the Members made capital contributions in the form of LLC equity interests in the aggregate amount of $5,000, $7,886 and $6,137, respectively. As of December 31, 2022, the Members’ commitments to fund equity interests to the Company of $30,000 were fully funded. As of December 31, 2021, the Members’ commitments to fund equity interests to the Company of $25,000 were fully funded.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

A Member may (i) in its discretion and upon prior notice to the other Member make loans to temporarily fund the Company until Capital Contributions are made by the Members (A) if the Company does not have sufficient liquidity to pay its obligations as they come due, or (B) in order to make investments or (ii) with Board approval, contribute property with a fair market value in excess of such Member’s required Capital Contribution on such date (such loan or the amount of such excess, a “Temporary Advance”). Any Temporary Advance shall be repaid on the later of 30 days after the Temporary Advance was made or 10 business days after a capital call is made with respect to any Temporary Advance. There were no Temporary Advances during the years ended December 31, 2022, 2021 and 2020.

Allocation of Profits and Losses: Profit or loss shall be allocated among the Members in accordance with their Capital Accounts. A Capital Account is maintained on the books of the Company for each Member. The balance in each Member’s Capital Account is adjusted by the Member’s allocable share of net profit or loss, capital contributions, and the amount of cash or the value of securities distributed to such Member, as set forth in the LLCA. In addition, the Company is required to make allocations of net profits and losses in accordance with the LLCA.

Distributions: To the extent of available cash and cash equivalents after the payment of expenses, the Company may make quarterly distributions in such amounts as determined by the Board, shared among the Members as follows:

(i)	First, to pay any Temporary Advances that have been outstanding for a period of 30 days or more and any interest accrued thereon; and
(ii)	Second, to the extent of any remaining available cash or cash equivalents after distributions pursuant to item (i) above, to the Members in accordance with their respective proportionate economic ownership.

For the years ended December 31, 2022, 2021 and 2020, the Company paid aggregate distributions of $10,840, $8,178 and $2,934, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Commitments: In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk to meet the financing needs of its borrowers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of assets and liabilities. The Company attempts to limit its credit risk by conducting extensive due diligence and obtaining collateral where appropriate.

As of December 31, 2022 and December 31, 2021, the balance of unfunded commitments to extend credit was $24,549 and $22,883, respectively. Commitments to extend credit consist principally of the unused portions of commitments that obligate the Company to extend credit, such as revolving credit arrangements or similar transactions. These commitments are often subject to financial or non-financial milestones and other conditions to borrow that must be achieved before the commitment can be drawn. In addition, the commitments generally have fixed expiration dates or other termination clauses. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

The following table summarizes the Company’s unfunded commitments as of December 31, 2022 and December 31, 2021:

Unfunded Commitment ($ in thousands)	As of December 31, 2022	As of December 31, 2021
Revolving Loan Commitments:
BLP Buyer, Inc. (d/b/a Bishop Lifting Products, Inc.)	$476	$—
Cennox, Inc. (d/b/a Cennox)	—	436
Cennox Holdings Limited (d/b/a Cennox)(1)	1,044	—
Geo Logic Systems Ltd.(1)	951	1,019
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	1,083	—
IDIG Parent, LLC (d/b/a IDIQ)	—	543
ITS Buyer Inc. (d/b/a ITS Logistics, LLC)	592	—
I&I Sales Group, LLC (d/b/a Avision Sales Group)	619	—
Juniper Landscaping Holdings LLC	895	—
LHS Borrower, LLC (d/b/a Leaf Home, LLC)	—	560
LINC Systems, LLC	672	672
LMG Holdings, Inc.	829	414
Marlin DTC-LS Midco 2, LLC (d/b/a Clarus Commerce, LLC)	981	981
Max Solutions, Inc.	1,212	—
Max Solutions, Inc.(1)	165	—
MEP-TS Midco, LLC (d/b/a Tax Slayer)	1,548	1,548
Meta Buyer LLC (d/b/a Metagenics, Inc.)	1,569	1,318
NPAV Lessor Corp. (d/b/a Nationwide Property & Appraisal Services, LLC)	435	—
Quest Events, LLC	468	—
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	889	604
Road Safety Services, Inc.	—	379
Sunless, Inc.	621	1,330
Turnberry Solutions, Inc.	645	559
Unleashed Brands, LLC (d/b/a Unleashed Brands Group)	—	733
WH Lessor Corp. (d/b/a Waste Harmonics, LLC)	528	528
Total unfunded revolving loan commitments	16,222	11,624

Delayed Draw Loan Commitments:
HRG Management, LLC (d/b/a HomeRiver Group, LLC)	391	—
I&I Sales Group, LLC (d/b/a Avision Sales Group)	334	—
Juniper Landscaping Holdings LLC	477	—
Max Solutions, Inc.	2,755	—
Meta Buyer LLC (d/b/a Metagenics, Inc.)	—	897
PS Lightwave, Inc.	—	1,495
RCKC Acquisitions LLC (d/b/a KSM Consulting, LLC)	—	3,200
Stella & Chewy's LLC	—	1,282
Source Code Holdings, LLC (d/b/a Source Code Corporation)	4,370	2,185
Unleashed Brands, LLC (d/b/a Unleashed Brands Group)	—	2,200
Total unfunded delayed draw loan commitments	8,327	11,259
Total Unfunded Commitments	$24,549	$22,883

(1)	Unfunded commitments denominated in non-USD currencies have been converted to USD using the exchange rate as of the applicable reporting date.

Indemnification: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties that provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not occurred. The Company expects the risk of any future obligation under these indemnifications to be remote.

Legal Proceedings: In the normal course of business, the Company may be subject to legal and regulatory proceedings that are generally incidental to its ongoing operations. While there can be no assurance of the ultimate disposition of any such proceedings, the Company does not believe any such disposition will have a material adverse effect in the Company’s consolidated financial statements.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 9 – RELATED PARTY TRANSACTIONS

Administrative Agreement: The Company has entered into an Administration Agreement (the Administration Agreement”) with H.I.G. WhiteHorse Administration, LLC (the “Administrator”) where the Administrator shall perform, oversee, or arrange for, the performance of administrative services necessary for the operations of the Company. The administrative fee is calculated based on the Company’s average quarterly equity and indebtedness balances and is paid quarterly. For the years ended December 31, 2022, 2021 and 2020, the Company had incurred $629, $443 and $308 in administrative fees, respectively. As of December 31, 2022 and December 31, 2021, administrative fees payable were $154 and $130, respectively, and were recorded in accounts payable and other liabilities in the consolidated statements of assets and liabilities.

Due to Affiliates: From time to time in the normal course of business, H.I.G. Capital Management, Inc. (the “Affiliate”) incur out-of-pocket expenses and other expenditures on behalf of the Company. Such amounts are reimbursed by the Company at actual cost. During the years ended December 31, 2022, 2021 and 2020, the Company collectively reimbursed the Affiliate a total of $501, $357 and $305, respectively, relating to such amounts. As of December 31, 2022 and December 31, 2021, the Company did not have any accrued expenses payable or reimbursable to the Affiliate.

Transactions with WhiteHorse Finance: During the years ended December 31, 2022, 2021 and 2020, the Company purchased investments from WhiteHorse Finance in the amounts of $108,459, $140,904 and $98,781, respectively.

Other: There are no management or incentive fees incurred by the Company.

NOTE 10 - FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
			(Unaudited)
Net investment income ratio to average members' capital(1)	34.5%	39.0%	37.5%

Interest expense ratio to average members' capital(1)	55.7%	45.4%	58.2%
Other expenses ratio to average members' capital(1)	3.9%	4.4%	4.7%
Total expense ratio to average members' capital(1)	59.6%	49.8%	63.0%

Internal rate of return since inception, end of period(2)	32.1%	29.7%	14.0%

(1)	Ratios are calculated by the average members’ equity measured as of the end of each quarter during the period.
(2)	The internal rate of return since inception (“IRR”) is computed based on the actual dates of cash inflows, outflows and ending members’ equity for the years ended December 31, 2022, 2021, and 2020. Pursuant to the LLCA, there are no management or incentive fees incurred by the Company.

Financial highlights are calculated for the member’s equity taken as a whole. An individual Member’s returns and ratios may vary.

WHF STRS Ohio Senior Loan Fund LLC

Notes to Consolidated Financial Statements

(in thousands)

NOTE 11 - SUBSEQUENT EVENTS

Management has evaluated events that have occurred after the balance sheet date through March 3, 2023 and other than the items discussed below, the Company has determined that there were no additional subsequent events requiring adjustment or disclosure in the consolidated financial statements.

On January 13, 2023, the terms of the Credit Facility were further amended to, among other things, (i) permanently increase STRS Credit’s availability under the Credit Facility from $225,000 to $262,500 (the “$37.5 Million Increase”) and (ii) apply an annual interest rate equal to applicable SOFR, plus 3.0% to any borrowings under the $37.5 Million Increase in the Credit Facility. After this amendment, any borrowings above $175,000 will incur an annual interest rate of SOFR plus 2.71% in the Credit Facility.

In February 2022, WhiteHorse Finance and STRS Ohio increased its capital commitment to the Company in the amount of an additional $15,000 and $10,000, respectively. This brings WhiteHorse Finance’s total capital commitment to the Company to $115,000, comprised of $92,000 of subordinated notes and $23,000 of LLC equity interests. This brings STRS Ohio’s total capital commitment to the Company to $60,000, comprised of $48,000 of subordinated notes and $12,000 of LLC equity interests. In connection with this capital commitment increase, WhiteHorse Finance’s and STRS Ohio’s amended economic ownership in the Company is approximately 65.71% and 34.29%, respectively.